Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-2613, No. 33-32389, and No. 33-60937) pertaining to the BMC Industries, Inc. 1984 Omnibus Stock Program, in the Registration Statement (Form S-8 No. 33-55089) pertaining to the BMC Industries, Inc. 1994 Stock Incentive Plan, in the Registration Statement (Form S-8, No. 33-38684) pertaining to the BMC Industries, Inc. Restated and Amended 1994 Stock Incentive Plan and in the Registration Statement (Form S-8, No. 333-81952) pertaining to the BMC Industries, Inc. Savings and Profit Sharing Plan of our report dated January 30, 2002 with respect to the consolidated financial statements of BMC Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

Minneapolis, Minnesota
March 26, 2002